Exhibit 99.1

Scripps closes its acquisition of Triton,
the leader in digital audio services

December 3, 2018

CINCINNATI — The E.W. Scripps Company (NASDAQ: SSP) has closed its acquisition of Triton, the global leader in digital audio technology and measurement services.

“The Triton acquisition aligns with the Scripps strategy of fueling company growth by being opportunistic in the marketplace and responsive to the changing needs of media consumers,” said Adam Symson, Scripps president and CEO.

Triton serves the growing digital audio marketplace through a software-as-a-service (SaaS) business-to-business revenue model. Its infrastructure and ad-serving solutions deliver live and on-demand audio streams and insert advertisements into those streams. Triton’s data and measurement service is recognized as the currency by which digital audio advertising is bought and sold.

“By recognizing and capitalizing on the growth of the streaming audio industry, Triton has formed relationships with some of the biggest names in audio and positioned itself as the international leader in this space,” said Laura Tomlin, senior vice president of National Media. “Through this acquisition, Scripps further improves its position in the growing global digital audio marketplace.”

“We are excited to join the Scripps family,” said Triton CEO Neal Schore. “Scripps is an exceptional company, and we look forward to a bright future where we will continue to build, innovate and create world-class products for our clients and the global digital audio industry.”

Triton, purchased for $150 million, is forecast to generate more than $3 million in revenue and more than $1 million in contribution to segment profit for the time Scripps owns it in 2018. It will be immediately accretive to Scripps’ earnings.

The transaction was a stock acquisition, which Scripps financed with cash on hand.

Triton is headquartered in Los Angeles and has 145 employees worldwide.

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K on file with the SEC in the section titled “Risk

Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) serves audiences and businesses through a growing portfolio of local and national media brands. With 33 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs a collection of national journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Stitcher; the fast-growing national broadcast networks Bounce, Grit, Escape and Laff; and Triton, the global leader in digital audio technology and measurement services. Scripps produces original programming including “Pickler & Ben,” runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com